EXHIBIT 23.1



April 19, 2005




Board of Directors
eNuclues, Inc.
2950 West Golf Road
Rolling Meadows, Illinois   60008
U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of eNuclues, Inc. As of December 31, 2004 in the Registration Statement filed on Form 10-KSB contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,


/s/  DANZIGER & HOCHMAN
-----------------------------
     DANZIGER & HOCHMAN




GARY CILEVITZ

DD/EKM